Exhibit 99.1

NEWS RELEASE

Contact: Frank Hallowell, Chief Financial Officer
Image Sensing Systems, Inc. Phone: 651.603.7744

FOR IMMEDIATE RELEASE

Image Sensing Systems, Inc. Announces 2019 Third Quarter and Year-to-Date Financial Results

Saint Paul, Minn., November 13, 2019 -- Image Sensing Systems, Inc. (NASDAQ: ISNS) today announced results for its third quarter and nine months ended September 30, 2019.

Third Quarter 2019 Financial Summary

  Third quarter royalties were $2.4 million, an increase of 4 percent from the same period in the prior year.
  Third quarter product sales were $1.3 million, a decrease of 26 percent from the same period in the prior year.
  Operating expenses totaled $2.3 million in the third quarter of 2019, a decrease of 8 percent from the prior year period.
  Capitalized software costs in the third quarter were $281,000 compared to $32,000 in the prior year period.
  Net income for the third quarter of 2019 totaled $6.1 million compared to net income of $851,000 for the same period in the prior year.
  A non-recurring, non-cash $5.2 million tax benefit was recorded during the third quarter of 2019.
  Cash balance increased to $4.7 million, up from $4.2 million at the end of the second quarter of 2019.

2019 Year-to-Date Financial Summary

  Year-to-date 2019 royalties were $6.3 million, a decrease of 9 percent from the same period in the prior year.
  Product sales for the first nine months of 2019 were $4.9 million, an increase of 24 percent from the same period in the prior year.
  Operating expenses totaled $6.9 million in the first nine months of 2019, a decrease of 10 percent from the prior year period.
  Capitalized software costs in the first nine months of 2019 were $1.0 million compared to $134,000 in the prior year period.
  Net income for the first nine months of 2019 totaled $7.1 million compared to net income of $1.3 million for the same period in the prior year.
  A non-recurring, non-cash $5.2 million tax benefit was recorded during the first nine months of 2019.
  Cash balance increased to $4.7 million, up from $4.2 million at the end of 2018.

Exhibit 99.1

Third-Quarter Results:

The 2019 third quarter revenue for Image Sensing Systems, Inc. ("ISS" or the "Company") was $3.7 million compared to $4.0 million in the third quarter of 2018. Gross margin for the third quarter of 2019 was 86 percent, a 4 percentage point or 5 percent increase from a gross margin of 82 percent for the same period in 2018. The increase in the gross margin percent was primarily the result of a reduction in the warranty reserve and revenues related to consulting services. Revenue from royalties was $2.4 million in the third quarter of 2019 compared to $2.3 million in the third quarter of 2018, a 4 percent increase.

Product sales decreased to $1.3 million in the third quarter of 2019, a 26 percent decrease from $1.8 million in the third quarter of 2018. The decrease in product sales resulted from lower volumes of RTMS sales in North America due to construction delays during the third quarter. Autoscope video product sales and royalties were $264,000 and $2.4 million, respectively, RTMS radar product sales were $900,000, and consulting service sales were $135,000 in the third quarter of 2019. Product sales gross margin for the third quarter of 2019 was 68 percent compared to 63 percent in the prior year period.

The 2019 third quarter net income includes operating expenses of $2.3 million, an 8 percent decrease from the third quarter of 2018. The decrease is primarily due to the increase in capitalized costs in the third quarter of 2019 compared to the prior year period. During the third quarter of 2019, ISS capitalized $281,000 of internal software development costs compared to $32,000 in the prior year period. ISS’ net income in the third quarter was $6.1 million, or $1.17 per diluted share, compared to net income of $851,000, or $0.16 per diluted share, in the prior year period. The increase in net income included a $5.2 million non-cash income tax benefit due to the release of a significant portion of the deferred tax asset valuation allowance of $5.4 million during the third quarter.

On a non-GAAP basis, excluding the amortization of intangible assets and depreciation for the applicable periods, operating income for the third quarter of 2019 was $1.1 million, which is consistent with the same period in the prior year.

Exhibit 99.1

Year-to-Date Results:

ISS’ revenue for the first nine months of 2019 was $11.3 million, a 3 percent increase from revenue of $11.0 million in the first nine months of 2018. Sales gross margin for the first nine months of 2019 was 78 percent, a 5 percentage point or 6 percent decrease from the prior year period. The decrease in gross margin was the result of a combination of a lower percentage of revenue from royalties and an individually significant, low margin sale into the Middle East region in the second quarter of 2019. Revenue from royalties was $6.3 million in the first nine months of 2019 compared to $7.0 million in the same period in 2018, a 9 percent decrease. Product sales were $4.9 million in the first nine months of 2019, a 24 percent increase from $4.0 million in the first nine months of 2018.

The first nine months of revenue for 2019 included Autoscope video product sales and royalties of $892,000 and $6.3 million, respectively, and RTMS radar product sales of $3.9 million. Product sales gross margin for the first nine months of 2019 was 55 percent, a 4 percentage point or 7 percent decrease compared to the same period in the prior year.

The first nine months of 2019 net income included operating expenses of $6.9 million, a 10 percent decrease from the same period in 2018. During the first nine months of 2019, we capitalized $1.0 million of software development costs compared to $134,000 in the first nine months of 2018. The Company’s net income for the first nine months of 2019 was $7.1 million, or $1.35 per diluted share, compared to a net income of $1.3 million, or $0.26 per diluted share, in the first nine months of 2018. Net income for the first nine months of 2019 included a $5.2 million non-cash income tax benefit due to the release of a significant portion of the deferred tax asset valuation allowance of $5.4 million.

On a non-GAAP basis, excluding intangible asset amortization, depreciation and restructuring charges for the applicable periods, operating income for the first nine months of 2019 was $2.5 million compared to an operating income of $1.9 million in the first nine months of 2018.

“Third quarter Autoscope royalties returned to anticipated levels led by strong sales results in the Southwest sunbelt and Maryland. We continue to make measured investments into the Autoscope product line to unlock additional market segments and regions,” said Chad Stelzig, CEO for ISS.

“The decrease in year over year product sales for the quarter is a direct result of several North American highway sensor infrastructure projects being delayed.  As construction schedules slip, so does the delivery of our sensors, which are often the last component to be installed on an infrastructure project. These projects are not at risk, and we anticipate the majority of the delayed revenue to be realized in the fourth quarter. While we believe the variations in product and royalty revenues are temporary, we continue to invest appropriately and manage operating expenses as we drive for a profitable 2019," concluded Mr. Stelzig.

Exhibit 99.1

Non-GAAP Financial Measures:

We provide certain non-GAAP financial information as supplemental information to financial measures calculated and presented in accordance with GAAP (Generally Accepted Accounting Principles in the United States). This non-GAAP information excludes the impact of amortizing intangible assets and depreciation and may exclude other non-recurring items. Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

About Image Sensing Systems

Image Sensing Systems, Inc. is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS) professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics – to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement:  Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; adverse weather conditions in our markets; the impact of governmental laws and regulations; international presence; tariffs and other trade barriers; our success in integrating any acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2018 filed on March 14, 2019.

Exhibit 99.1

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share information)

(unaudited)

	Three-Month Periods Ended September 30,		Nine-Month Periods Ended September 30,
	2019	2018	2019	2018
Revenue
Product sales	$1,299	$1,750	$4,940	$3,970
Royalties	2,390	2,299	6,346	6,982
	3,689	4,049	11,286	10,952
Cost of revenue	513	743	2,489	1,891
Gross profit	3,176	3,306	8,797	9,061

Operating expenses
Selling, general and administrative	1,560	1,592	4,909	5,118
Research and development	691	863	2,008	2,598
	2,251	2,455	6,917	7,716
Income from operations	925	851	1,880	1,345
Other income	-	-	-	-
Income before income taxes	925	851	1,880	1,345
Income tax benefit	(5,205)	-	(5,205)	-
Net income	$6,130	$851	$7,085	$1,345

Basic net income per share	$1.17	$0.16	$1.35	$0.26
Diluted net income per share	$1.16	$0.16	$1.35	$0.26

Weighted shares - basic	5,252	5,212	5,240	5,200
Weighted shares - diluted	5,270	5,244	5,259	5,206

Exhibit 99.1

Image Sensing Systems, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$4,723	$4,236
Receivables, net	3,376	3,830
Inventories	765	1,289
Prepaid expenses and other current assets	528	410
	9,392	9,765
Property and equipment, net	429	346
Intangible assets, net	3,911	3,317
Deferred taxes	5,257	56
Operating lease asset, net	245	-
	$19,234	$13,484
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$395	$878
Warranty and other current liabilities	1,000	1,969
	1,395	2,847

Non-Current liabilities
Operating lease obligation	24	-

Shareholders’ equity	17,815	10,637
	$19,234	$13,484

Exhibit 99.1

 Image Sensing Systems, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine-Month Periods Ended September 30,
	2019	2018
Operating activities
Net income	$7,085	$1,345

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	597	571
Stock option expense	162	164
Deferred income tax benefit	(5,200)	-
Loss on disposal of assets	-	5
Changes in operating assets and liabilities	(765)	(1,410)
Net cash provided by operating activities	1,879	675

Investing activities
Capitalized software development costs	(1,042)	(134)
Purchases of property and equipment	(239)	(163)
Net cash used for investing activities	(1,281)	(297)

Financing activities
Stock for tax withholding	(21)	(10)
Proceeds from exercise of stock options	4	-
Net cash used for financing activities	(17)	(10)

Effect of exchange rate changes on cash	(94)	(13)
Increase in cash and cash equivalents	487	355

Cash and cash equivalents at beginning of period	4,236	3,190
Cash and cash equivalents at end of period	$4,723	$3,545

Non-Cash investing and financing activities:
Purchase of property and equipment in accounts payable	$20	$18

Exhibit 99.1

 Image Sensing Systems, Inc.

Non-GAAP Income from Continuing Operations

(in thousands)

(unaudited)

We define non-GAAP income from operations as income from operations before amortization of intangible assets, depreciation, and restructuring charges for the applicable periods. Management believes non-GAAP income from operations is a useful indicator of our financial performance and our ability to generate cash flows from operations. Our definition of non-GAAP income from operations may not be comparable to similarly titled definitions used by other companies. The table below reconciles non-GAAP income from operations, which is a non-GAAP financial measure, to comparable GAAP financial measures:

	Three-Month Periods Ended September 30,		Nine-Month Periods Ended September 30,
	2019	2018	2019	2018
Income from operations	$925	$851	$1,880	$1,345
Amortization of intangible assets	149	149	448	380
Depreciation	50	65	149	191
Restructuring charges	-	-	2	-
Non-GAAP income from operations	$1,124	$1,065	$2,479	$1,916

Note – Our calculation of non-GAAP income from operations is considered a non-GAAP financial measure and is not in accordance with, or preferable to, “as reported”, or GAAP financial data.  However, we are providing this information, as we believe it facilitates analysis of the Company’s financial performance by investors and financial analysts.